EXHIBIT 5
August 27, 2007
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Ladies and Gentlemen:
     This opinion is furnished in connection with the proposed registration under the Securities Act of 1933, as amended, by Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), for resale of $1,150,000,000 aggregate principal amount of 0.875% Convertible Senior Notes due 2014 (the “Notes”) under the indenture, dated as of February 22, 2007, between the Company and The Bank of New York, as trustee (the “Indenture”) and the common stock of the Company, no par value (the “Common Stock”), issuable upon conversion of the Notes. We have examined such corporate records and other documents, including the Registration Statement of the Company on Form S-3 to which this opinion is an exhibit relating to the Notes and the Common Stock (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:
     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.
     2. The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     3. When certificates representing the shares of Common Stock initially reserved for issuance upon conversion have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and have been delivered against surrender of the converted Notes in accordance with the Indenture, the issuance and sale of such Common Stock will have been duly authorized by all necessary corporate action of the Company, and the Common Stock so issued will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in any prospectus supplement to the prospectus constituting a part of the Registration Statement and to the references to our firm wherever appearing therein.

Very truly yours,

FAEGRE & BENSON LLP

By	/s/ W. Morgan Burns

W. Morgan Burns
Partner